UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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Depomed, Inc.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Starboard Value and Opportunity S LLC

Starboard Value and Opportunity C LP

Starboard Value R LP

Starboard Value R GP LLC

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

MARK R. MITCHELL

PETER A. FELD

GAVIN T. MOLINELLI

JAMES P. FOGARTY

John J. Delucca

Peter A. Lankau

Mary K. Pendergast

ROBERT G. SAVAGE

JAMES L. TYREE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, "Starboard"), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit proxies for the approval of a set of proposals at a special meeting of shareholders of Depomed, Inc., a California corporation (the "Company").

On September 19, 2016, Starboard issued the following press release:

STARBOARD DELIVERS SPECIAL MEETING REQUEST TO DEPOMED AND ISSUES LETTER TO DEPOMED SHAREHOLDERS

Sets November 15, 2016 as the Date for the Special Meeting and Believes Depomed Has Notified Broadridge of a September 27, 2016 Record Date

Reiterates Steadfast Belief That a New Board Is Required at Depomed to Represent the Best Interests of Shareholders

Also Believes a New Board is Necessary to Ensure Shareholders’ Best Interests Are Paramount and Value is Maximized in Any Sale Process for Depomed

Outlines Continuity Plan for Expanding the Board to Add Back Up to Three Incumbent Directors in Addition to Starboard’s Two Highly Qualified Advisors if Successful in Replacing the Board at the Special Meeting

NEW YORK, NY September 19, 2016 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard”), one of the largest shareholders of Depomed, Inc. (“Depomed”) (NASDAQ: DEPO), with beneficial ownership of approximately 9.8% of Depomed’s outstanding shares, today announced it has delivered an open letter to Depomed shareholders. Starboard also announced that as of this past Friday it has delivered to Depomed more than the required consents to call a Special Meeting of Depomed shareholders and has set November 15, 2016 as the date for the Special Meeting.

The full text of Starboard’s letter to Depomed shareholders follows:

September 19, 2016

Dear Fellow Shareholders,

Starboard Value LP, together with its affiliates (“Starboard”) and director nominees, currently owns approximately 9.8% of the outstanding shares of Depomed, Inc. (“Depomed” or the “Company”), making us one of the Company’s largest shareholders. We believe that Depomed is deeply undervalued and significant opportunities exist within the control of management and the Board of Directors (the “Board”) to unlock substantial value for the benefit of all shareholders. Unfortunately, a series of shareholder-unfriendly actions by the Board over the past two years have led us to conclude that management and the Board are not acting in the best interest of all shareholders. We therefore continue to believe it is necessary to make substantial changes to the composition of the Board as soon as possible so that steps can be taken to create value for the benefit of all shareholders.

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As you may recall, we initiated the process to call a special meeting of shareholders (the “Special Meeting”) on April 7, 2016 and, subsequently, on July 26, 2016, announced that we would proceed with a consent solicitation to call the Special Meeting by going through the procedures required for a shareholder to call a special meeting under Depomed’s Bylaws by soliciting the support of the holders of at least 10% of Depomed’s outstanding shares entitled to vote. As of Friday, we delivered to Depomed more than the required consents and have therefore initiated the calling of the Special Meeting to be held on November 15, 2016.

We continue to have significant concerns that Depomed’s Board is not looking out for the best interests of shareholders. This was first evident during Horizon Pharma plc’s (“Horizon”) attempt to acquire the Company and was then reaffirmed by the Board’s stealthy attempt to strip certain important shareholder rights earlier this year under the guise of a Delaware reincorporation proposal. We have been steadfast that in light of these egregious actions, the Company clearly needs a new Board to ensure that shareholders’ rights are properly and fully represented.

Based on recent press reports, it appears that Depomed may have hired bankers to explore a sale. As we have outlined publicly, we believe Depomed would be extremely attractive to numerous potential acquirers, and while there exists an opportunity to significantly improve operations at the Company, an outright sale may be the best option for unlocking shareholder value. However, we remain extremely concerned that any potential sale process may not be undertaken with genuine intent, but rather as a smokescreen to distract from the required Board changes we are seeking and protect the current Board’s positions beyond the Special Meeting. We also do not trust the current Board to steward any sale process given the lengths the Board went to rebuff the approach by Horizon in 2015.

Following the Board’s mishandling of the Horizon acquisition proposal, it is imperative that any sale process be squarely focused on maximizing value for all shareholders. Depomed refused to engage with Horizon despite its $33 per share offer at a 60% premium, and despite having expressed a willingness to raise the deal price. According to a proxy filing made by Horizon in November 2015, Horizon and its advisors reached out to Depomed to attempt to engage in acquisition discussions on more than 20 different occasions and not once did Depomed or its advisors meaningfully engage with Horizon. Instead, this Board not only avoided Horizon, but also unilaterally amended the Bylaws to make it extremely difficult for shareholders to have their voices heard on Horizon’s offer, sued Horizon and adopted a Poison Pill. Is this the type of Board you can trust to conduct a robust sale process to maximize the value of your investment?

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Unfortunately, according to recent press reports, the Company’s actions regarding Horizon appear to be eerily similar to multiple other recent potential suitors who have reached out to try to engage with the Company on numerous occasions only to be rebuffed. Clearly, the Company has a history of refusing to engage with potential suitors and not acting in the best interests of shareholders. Press reports state that the Company has not yet begun a sale process but may do so in the future. We have little confidence that the Company will begin a thorough and genuine process that includes all potential suitors in a manner designed to successfully maximize value for all shareholders. Therefore, we believe that it is necessary for directors proposed by Starboard to be involved in any sale process at the Board level to ensure that the Board is actually and capably representing the best interests of shareholders and that value is maximized.

Record Date

We have been advised that Depomed has notified Broadridge Financial Solutions of a September 27, 2016 record date for the Special Meeting. It is crucial that shareholders take whatever steps may be needed with their custodial banks and brokerage firms to ensure that they have the ability to vote their shares at the Special Meeting.

It is important for shareholders to understand that while we firmly believe a change of the majority of the Board is warranted, we do not practically have any other option for seeking Board composition changes at the Special Meeting but to seek the removal of the entire Board. This is because certain provisions under California law and the Company’s Bylaws make it extremely difficult, if not virtually impossible, to remove any fewer than all of the Company’s directors. Effectively, if shareholders were to vote against the removal of even just one Depomed director at the Special Meeting, then a director-protecting cumulative voting provision is triggered with respect to every other director, thereby making the voting threshold required to remove any directors extraordinarily high and virtually impracticable.

In light of these unfortunate technical factors combined with the serious governance and operational deficiencies at Depomed, we intend to vigorously pursue replacement of the entire Board to ensure that Depomed is being run in a manner consistent with the best interests of all shareholders. Over the coming weeks leading up to the Special Meeting we will be sharing additional details on our concerns regarding the serious corporate governance issues, questionable capital allocation decisions, and actions taken by the Board to stymie strategic interest in acquiring Depomed. We believe the Board clearly lacks the independence, objectivity, and perspective needed to make decisions that are in the best interests of all shareholders.

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As we progress towards the Special Meeting, we are extremely pleased to remind you of the highly qualified slate of candidates that we are proposing to be elected as the new Board of Depomed, including our highly qualified advisors who would be invited to join the new Board if we are successful. We believe that we have selected a group of individuals possessing unique skill sets and perspectives directly relevant to Depomed’s business and current challenges, including pharmaceutical operations, healthcare regulatory, finance, board governance and oversight, and mergers and acquisitions expertise. Collectively, our advisors and slate of director nominees have decades of experience serving on well-performing public company boards. Importantly, this group of nominees, if elected at the Special Meeting, together with our highly qualified advisors, is prepared to serve the shareholders of Depomed and to ensure that the interests of all shareholders are of paramount importance. We have provided summary biographies of each of our nominees and advisors below.

Continuity

In addition, in order to maintain a degree of continuity on the new Board, in the event that the current Board is removed and our nominees are elected at the Special Meeting, the new Board would be willing to increase the size of the Board to eleven members and add back up to three incumbent directors. As a reminder, we utilized this construct successfully at Darden Restaurants where we replaced the entire board and then added back one of the prior board members.

We look forward to sharing additional details on our plans for Depomed and engaging with you over the coming weeks as we approach the Special Meeting. As one of the largest shareholders of the Company, our interests are directly aligned with yours. We firmly believe that our proposed changes are in the best interest of all shareholders.

Highlights of Starboard’s Nominees’ and Advisors’ Biographies (in alphabetical order):

John J. Delucca

  Mr. Delucca was CFO and EVP, Finance & Administration, of Coty, Inc., a fragrance and beauty products company from 1998-2002. Previously, he was SVP & Treasurer of RJR Nabisco, Inc. from 1993-1998.
  Mr. Delucca currently serves as President of Atlantic & Gulf, Limited, LLC, an investment and consulting company.
  Mr. Delucca has extensive corporate governance experience serving as a director of numerous companies, including Endo International plc, British Energy, and Enzo Biochem Inc.

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James P. Fogarty

  Mr. Fogarty is the former CEO of Orchard Brands, a multi-channel marketer of apparel and home products. Previously, he was President & CEO of Charming Shoppes, Inc., President & CEO of American Italian Pasta Company, and CFO of Levi Strauss & Co.
  Mr. Fogarty was COO of Lehman Brothers Holdings (subsequent to its Chapter 11 bankruptcy filing). He was also a Managing Director of Alvarez & Marsal.
  Mr. Fogarty currently serves as a director of Darden Restaurants. Previously, he served as a director of Regis Corporation, Orchard Brands, Charming Shoppes, Inc., and The Warnaco Group.

Peter A. Lankau

  Mr. Lankau served as President, CEO and a director of Endo Pharmaceuticals Inc. from 2005-2008. He previously served as Endo’s President and Chief Operating Officer and as SVP, Commercial Business.
  Previously, Mr. Lankau was Executive Chairman at Nautilus Neurosciences, Inc., a private neurology-focused specialty pharmaceutical company, which sold its business assets to Depomed in December 2013.
  Mr. Lankau is currently a principal in Lankau Consulting LLC, which provides advisory and consulting services to pharmaceutical and biotechnology companies, as well as venture capital and private equity firms, which he founded in January 2014.
  Mr. Lankau is currently Chairman of the Board of Directors of Phosphagenics Limited, and a director of ANI Pharmaceuticals, Inc.

Gavin T. Molinelli

  Mr. Molinelli is a Partner of Starboard Value LP.
  Mr. Molinelli was formerly on the Board of Directors of Wausau Paper Corp. and Actel Corporation.
  Mr. Molinelli has extensive experience in best-in-class corporate governance practices and significantly improving value at underperforming companies.

Mary K. Pendergast

  Ms. Pendergast served as Deputy Commissioner and Senior Advisor to the Commissioner at the US Food and Drug Administration (“FDA”), from 1990-1997, and as Associate Chief Counsel for Enforcement, Office of the General Counsel, at the FDA, from 1979-1990.
  Previously, Ms. Pendergast served as Executive Vice President, Government Affairs for Elan Corporation, plc from 1998-2003.
  Ms. Pendergast is President of Pendergast Consulting, a firm that provides legal and regulatory consulting services to pharmaceutical and biotechnology companies and other entities, which Pendergast founded in 2003.
  Ms. Pendergast currently serves as a director for ICON plc, a provider of outsourced development services to pharma, biotech and medical device industry, and Impax Laboratories, a specialty and generic pharmaceuticals company.

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Robert G. Savage (Advisor)

  Mr. Savage held several senior positions with Johnson & Johnson from 1996-2002, including Worldwide Chairman for the Pharmaceuticals Group, Company Group Chairman responsible for the North America pharmaceuticals business, and President as well as Vice President of Sales & Marketing for Ortho-McNeil Pharmaceuticals, a Johnson & Johnson company.
  Subsequently, Mr. Savage served as Group Vice President and President for the General Therapeutics and Inflammation Business of Pharmacia Corporation from 2002 until the completion of its acquisition by Pfizer, Inc. in 2003.
  Mr. Savage has served as President of Strategic Imagery, LLC, a consulting firm he founded, focused on providing in-line and portfolio strategies for major healthcare firms, since 2003.
  Mr. Savage currently serves as a director for The Medicines Company, a global biopharmaceutical company focused on saving lives, alleviating suffering and contributing to the economics of healthcare by focusing on leading acute/intensive care hospitals worldwide.

Jeffrey C. Smith

  Mr. Smith is a Managing Member, CEO, and Chief Investment Officer of Starboard Value LP.
  Mr. Smith currently serves as Chairman of Advance Auto Parts, a leading automotive aftermarket parts provider in North America, and a director of Yahoo! Inc., a leading provider of search and display advertising services.
  Previously, he has served as a director of Darden Restaurants (Chairman), Office Depot, Quantum Corporation, Regis Corporation, Surmodics, Zoran Corporation, Phoenix Technologies (Chairman), Actel Corporation, S1 Corporation, Kensey Nash Corporation, and The Fresh Juice Company.
  Mr. Smith has extensive experience in best-in-class corporate governance practices and significantly improving value at underperforming companies.

James L. Tyree (Advisor)

  Mr. Tyree held numerous executive positions at Abbott Laboratories from 2000 to 2010 including: Corporate Vice President, Pharmaceutical and Nutritional Products Group; Senior Vice President, Global Nutrition, and Executive Vice President, Pharmaceutical Products.
  Mr. Tyree is the co-founder and managing partner of Tyree & D’Angelo Partners (TDP), a private equity investment firm.
  Mr. Tyree currently serves as an independent director of SonarMed, Genelux Corporation, ChemoCentryx, and Innoviva Inc.
  Mr. Tyree has extensive experience in pharmaceutical management and mergers and acquisitions, including the acquisitions of BASF Pharmaceuticals, KOS Pharmaceuticals, Solvay Pharmaceuticals and Piramal Health Solutions consummated while at Abbott Laboratories.

Best Regards,

/s/ Jeffrey C. Smith

Jeffrey C. Smith
Managing Member
Starboard Value LP

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About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and fundamental approach to investing in publicly traded U.S. companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878

Gavin Molinelli, (212) 201-4828

www.starboardvalue.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies for the approval of a set of proposals at a special meeting of shareholders of Depomed, Inc., a California corporation (the “Company”).

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Starboard Value LP, Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard S LLC”), Starboard Value and Opportunity C LP (“Starboard C LP”), Starboard Value GP LLC (“Starboard Value GP”), Starboard Principal Co LP (“Principal Co”), Starboard Principal Co GP LLC (“Principal GP”), Starboard Value R LP (“Starboard R LP”), Starboard Value R GP LLC (“Starboard R GP”), Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, Gavin T. Molinelli, James P. Fogarty, John J. Delucca, Peter A. Lankau, Mary K. Pendergast, Robert G. Savage and James L. Tyree.

As of the date hereof, Starboard V&O Fund directly owns 4,636,387 shares of Common Stock, no par value, of the Company (the “Common Stock”). As of the date hereof, Starboard S LLC directly owns 548,714 shares of Common Stock. As of the date hereof, Starboard C LP directly owns 304,821 shares of Common Stock. Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 304,821 shares of Common Stock directly owned by Starboard C LP. Starboard R GP, as the general partner of Starboard R LP, may be deemed the beneficial owner of the 304,821 shares of Common Stock directly owned by Starboard C LP. As of the date hereof, 525,078 shares of Common Stock were held in an account managed by Starboard Value LP (the “Starboard Value LP Account”). Starboard Value LP, as the investment manager of each of Starboard V&O Fund, Starboard C LP and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of an aggregate of 6,015,000 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC and Starboard C LP and held in the Starboard Value LP Account. Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and each of Messrs. Smith, Mitchell and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the 6,015,000 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC and Starboard C LP and held in the Starboard Value LP Account.

As of the date hereof, Mr. Fogarty directly owns 16,450 shares of Common Stock. As of the date hereof, none of Messrs. Molinelli, Delucca, Lankau, Savage or Tyree nor Ms. Pendergast, own any shares of Common Stock.

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